EXHIBIT 10.24

                       ASSIGNMENT OF LEASE

This ASSIGNMENT OF LEASE (hereinafter "Assignment") is made on March 22, 1995, between ALPHA 1 BIOMEDICALS, INC. (hereinafter "Assignor"), whose address is Two Democracy Center, 6903 Rockledge Drive, Suite 1200, Bethesda, Maryland 20817, and SCIOS NOVA INC. (hereinafter "Assignee"), whose address is 2450 Bayshore Parkway, Mountain View, California 94043, who agree as follows:

1. Recitals. This Assignment is made with reference to the following facts and objectives:

1.1 Assignor, as Tenant, entered into a written lease dated January 22, 1993, and subsequent Amendment Nos. 1, 2 and 3 (collectively the "Master Lease," attached hereto as Exhibit A), in which Landlord (John Arrillaga. Trustee, or his Successor Trustee, UTA dated 7/20/77 [John Arrillaga Separate Property Trust] as amended, and Richard T. Peery, Trustee, or his Successor Trustee, UTA dated 7/20/77 [Richard T. Peery Separate Property Trust] as amended, collectively the "Landlord") leased to Assignor and Assignor leased from Landlord premises located in the City of Sunnyvale, County of Santa Clara, State of California ("Premises"), described as follows:

a portion of that certain 51,680 square foot, one-story building located at 820 West Maude Avenue, Suite 101, Sunnyvale,
California 94086, consisting of approximately 26,920 square feet of space;

1.2 Assignor desires to assign all its right, title, and interest in the Master Lease to Assignee.

2. Effective Date of Assignment. This Assignment shall take effect on March 22, 1995, and Assignor shall give possession of the Premises to Assignee on that date.

3. Assignment and assumption. Subject to the terms hereof and to obtaining the consent of Landlord to this Assignment in the form attached as Exhibit B. (the "Landlord's Consent"), Assignor assigns and transfers to Assignee all its right, title, and interest in the Master Lease, and Assignee accepts the assignment and assumes and agrees to perform, from the date this Assignment becomes effective, as a direct obligation to Landlord, all the provisions of the Master Lease as modified by the Landlord's Consent or this Assignment.

4. Hazardous Materials. Assignor represents and warrants that, to the best of its knowledge and during the term of its occupancy:
(i) no hazardous waste or substance was stored, treated or disposed of on the Premises, and that no underground tanks were placed on the Premises; (ii) the Premises is in complete compliance with all applicable statutes and regulations, including environmental, health and safety requirements; (iii) Assignor's business on the Premises disposed of its waste in accordance with all applicable statutes, ordinances and regulations; (iv) Assignor has had no notice of any pending or threatened action or proceeding arising out of the condition of the Premises or alleged violation of environmental, health or safety statutes, ordinances or regulations; (v) no condition exists which might threaten the ability of Assignee to acquire all governmental permits required to operate a business similar to the business of Assignor on the Premises. Assignor and Assignee agree that in terms of allocating their responsibility for Hazardous Materials under the Master Lease (including Section
48), Assignor shall remain responsible for all Hazardous Materials conditions relating to the Premises existing as of the Effective Date, and that Assignee shall be responsible only for changes in the hazardous materials condition of the Premises which result from the operations of Assignee after the Effective Date of this Assignment.

5. Tenant Improvements; Furniture, Fixtures and Equipment. In exchange for
$100,000.00 consideration to be paid to Assignor by Assignee upon commencement of and as a precondition to the assignment term, Assignor assigns and transfers to Assignee all its right, title and interest in all existing tenant improvements in the Premises, in their as-is condition, plus the list of existing furniture, fixtures and equipment listed on attached Exhibit C.

6. Assignee to Hold Assignor Harmless. Subject to Sections 3 and 4, if Assignee defaults in its obligations under the Master Lease as modified by this Assignment or the Landlord's Consent and Assignor in its sole discretion pays rent to Landlord or fulfills any of Assignee's other obligations in order to prevent Assignee from being in default, Assignee immediately shall reimburse Assignor for the amount of rent or costs incurred by Assignor in fulfilling Assignee's obligations under this Assignment, together with interest on those sums at the rate of 10% per annum. Assignor and Assignee shall each indemnify and hold harmless the other and its employees, representatives, directors, officers and agents (collectively "Agents"), against and from any and all losses, claims, liabilities, judgments, costs, demands, causes of action, and expenses (including, without limitation, reasonable attorneys' fees and consultants'
fees) (collectively "Claims") arising from or related to the following: (a) each such party's use of the Premises or from any activity done, permitted or suffered by such party in, on or about the Premises, the Building, or the Property; (b) any act or omission by such party and/or their respective Agents in connection with or related to this Assignment, the Building, or the Property; (c) any breach or default of such party in the terms of this Assignment; and (d) any action or proceeding brought by Landlord pursuant to the parties' joint and several indemnification of Landlord pursuant to Section 5 of the Landlord's Consent arising as a result of the foregoing. If any action or proceeding is brought against a party for which it is entitled to be indemnified hereunder, (the "Indemnified Party"), upon notice from the other party (the "Indemnifying Party"), the Indemnifying Party shall defend the same at such party's expense with counsel reasonably satisfactory to the Indemnified Party. The obligations of Assignor and Assignee under this Section 6 shall survive any termination of the Assignment or the Master Lease.

7.  Default of Lease; Notice to Assignor

7.1 Notice to Assignor. If Assignee or Assignor receives a notice of default from Landlord, each shall promptly send a copy to the other.

7.2 Assignor's Remedies Against Assignee. If Assignee defaults under the Master Lease as modified by this Assignment or the Landlord's Consent, Assignor shall have the rights against Assignee that are available by law and those contained in the Master Lease, including, without limitation, Assignor's right to reenter and retake possession of the Premises from Assignee.

8.  Prepaid Rent:  Security Deposit; Brokers: Prorations;
Removal.

8.1 Prepaid Rent: Security Deposit. The parties acknowledge that Landlord now holds the sum of $67,300.00 as a Security Deposit, to be applied subject to the provisions of the Master Lease. Upon commencement of and as a precondition to the assignment term, Assignee shall reimburse Assignor in said amount of $67,300.00 for the existing Security Deposit paid under the terms of the Master Lease. Assignor releases all claims to that sum currently held by Landlord, and the sum shall be held by Landlord for the benefit of Assignee, subject to the provisions of the Master Lease.

8.2 Brokers. Assignor shall be responsible for all compensation of all brokers relating to this Assignment transaction, specifically including Comish & Carey, Catalyst Group and
Northbridge Group.

8.3 Prorations. Property taxes, property insurance and any other expenses billed by Landlord under the Master Lease shall be prorated between Assignor and Assignee as of the Effective Date.

8.4  Removal of Property.  Not later than March 21, 1995,
Assignor shall remove from the Premises the items of personal property listed on Exhibit D.

9. Insurance. Assignee shall carry insurance per the Master Lease and name Assignor as an additional insured. Assignee shall, within 10 days of the execution hereof, provide Landlord with a certificate of insurance from its insurer which confirms that the insurance coverage required to be carried by Tenant under the Master Lease is in full force and effect.

10. Miscellaneous.

10.1 Attorneys' Fees. If either party commences an action against the other party arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees and costs of suit.

10.2 Notice. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party shall be in writing and either be served personally or sent by registered or certified prepaid, first-class mail. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party shall be addressed to the other party at the address set forth in the introductory paragraph of this Agreement. Either party may change its address by notifying the other party of the change of address. Notice shall be deemed communicated upon receipt if mailed as provided in this paragraph.

10.3 Successors. This Assignment shall be binding on and inure to the benefit of the parties and their successors.

10.4 Governing Laws. This Assignment shall be interpreted and governed by the laws of the state of California as applied to contracts between residents of California that is to be performed in California.


IN WITNESS WHEREOF, Assignor and Assignee have executed this
Agreement as of the day and year first hereinabove set forth.


ASSIGNOR:                                    ASSIGNEE:

ALPHA 1 BIOMEDICALS. INC.                    SCIOS NOVA INC..
a Delaware corporation                       a Delaware corporation



By        /s/ Robert J. Lanham                    By   /s/ Richard L. Casey
     Robert J. Lanham                             Richard L. Casey
     Vice President                          Chairman, President &
     Finance & Administration                Chief Executive Officer


Exhibits:
A: Master Lease
B: Landlord's Consent to Assignment
C: Personal Property Sold to Assignee
D: Personal Property to be Removed